CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,507,000	$291.31

Pricing supplement no. 117

To prospectus dated November 7, 2014,

prospectus supplement dated November 7, 2014,

product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Registration Statement No. 333-199966 Dated December 19, 2014 Rule 424(b)(2)

$2,507,000 Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due December 24, 2018

General

—	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the closing level of each of the S&P 500® Index and the Russell 2000® Index is at or above its Call Level. If the notes have not been automatically called, investors will receive their principal back at maturity plus a return equal to the Contingent Minimum Return of 10.00% if the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount. Investors will lose some or all of their principal if the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount and the notes have not been automatically called. Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
—	The earliest date on which an automatic call may be initiated is December 30, 2015*.
—	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
—	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to the performance of each of the Indices individually, as described below.
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	The notes priced on December 19, 2014 and are expected to settle on or about December 29, 2014.

Key Terms

Indices:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”)
Automatic Call:	If the closing level of each Index on any Review Date is greater than or equal to the applicable Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note, payable on the applicable Call Settlement Date, that will vary depending on the applicable Review Date and call premium.
Call Level:	With respect to each Index, an amount that represents 100% of its Initial Index Level for each Review Date
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

—    8.75% × $1,000 if automatically called on the first Review Date

—     17.50% × $1,000 if automatically called on the second Review Date

—     26.25% × $1,000 if automatically called on the third Review Date

—     35.00% × $1,000 if automatically called on the final Review Date

Payment at Maturity:

If the notes have not been automatically called and the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Minimum Return)

If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount of 30%, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Contingent Minimum Return:	10.00%
Buffer Amount:	30%
Initial Index Level	With respect to each Index, the closing level of that Index on the pricing date, which was 2,070.65 for the S&P 500® Index and 1,195.941 for the Russell 2000® Index
Review Dates*:	December 30, 2015 (first Review Date), December 19, 2016 (second Review Date), December 19, 2017 (third Review Date) and December 19, 2018 (final Review Date)
Call Settlement Dates*:	The third business day after the applicable Review Date, except that the final Call Settlement Date is the Maturity Date
Pricing Date:	December 19, 2014
Original Issue Date (Settlement Date):	On or about December 29, 2014
Maturity Date†:	December 24, 2018
CUSIP:	48127DY28
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
*	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$24	$976
Total	$2,507,000	$60,168	$2,446,832
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $24.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $950.80 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

December 19, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

—	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

—	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Index Return:	With respect to each Index: (Ending Index Level – Initial Index Level) Initial Index Level

Ending Index Level:	With respect to each Index, the closing level of that Index on the final Review Date

Lesser Performing Index:	The Index with the Lesser Performing Index Return

Lesser Performing Index Return:	The lower of the Index Returns of the Indices

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-1

Selected Purchase Considerations

—	FIXED APPRECIATION POTENTIAL — If the closing level of each Index is greater than or equal to the applicable Call Level on any Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) 8.75% × $1,000 if automatically called on the first Review Date, (ii) 17.50% × $1,000 if automatically called on the second Review Date, (iii) 26.25% × $1,000 if automatically called on the third Review Date or (iv) 35.00% × $1,000 if automatically called on the final Review Date. If the notes have not been automatically called, we will pay you your principal back at maturity plus a return equal to the Contingent Minimum Return of 10.00% if the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

—	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately four years, the notes will be automatically called before maturity if the closing level of each Index is at or above the applicable Call Level on any Review Date and you will be entitled to the applicable payment corresponding to that Review Date as set forth on the cover of this pricing supplement.

—	LIMITED OPPORTUNITY TO RECEIVE CONTINGENT MINIMUM RETURN — If the notes have not been automatically called, we will pay you your principal back at maturity plus a return equal to the Contingent Minimum Return of 10.00% if the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount. If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount of 30%, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

—	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1a-I.

—	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-2

the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

—	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called, the return on the notes at maturity is linked to the performance of the Least Performing Index and will depend on the extent to which the Lesser Performing Index Return is negative. If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount of 30%, for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, under these circumstances, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

—	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

—	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates if the notes are automatically called, as set forth on the cover of this pricing supplement or the Contingent Minimum Return if the notes are not automatically called, regardless of the appreciation in the value of any Index, which may be significant. The closing level of any Index at various times during the term of the notes could be higher than on the Review Dates. You may receive a lower payment if the notes were automatically called or at maturity, as the case may be, than you would have if you had invested directly in any Index.

—	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

—	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX — Your return on the notes and any payment on the notes is not linked to a basket consisting of the Indices. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to either of the Indices. The performance of the Indices may not be correlated. Poor performance by either of the Indices over the term of the notes could result in the notes not being automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the closing level of each Index.

—	YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE ON THE FINAL REVIEW DATE — If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount, you will be fully exposed to any depreciation in the Lesser Performing Index and you will not be entitled to receive the Contingent Minimum Return.

—

YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser Performing Index, you will not benefit from the performance of the other Index. Accordingly, if the notes are not automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount, you will lose more than 30% of your principal amount and

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-3

could lose up to the entire principal amount of your notes at maturity, even if the Ending Index Level of the other Index is greater than or equal to its Initial Index Level.

—	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

—	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

—	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

—	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
—	any actual or potential change in our creditworthiness or credit spreads;

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-4

—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels of the Indices;
—	the time to maturity of the notes;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the equity securities included in the Indices;
—	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

—	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.

—	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

—	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-5

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Lesser Performing Index as shown under the column “Lesser Performing Index Appreciation/Depreciation at Review Date.” Each hypothetical total return or payment set forth below assumes that the Lesser Performing Index is the Russell 2000® Index. We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of any Index will be on any Review Date. In addition, the following table and examples assume an Initial Index Level and a Call Level for the Lesser Performing Index of 1,100 and reflect the Contingent Minimum Return of 10.00%, the Buffer Amount of 30% and that the call premiums used to calculate the call premium amount applicable to the first, second, third and final Review Dates are 8.75%, 17.50%, 26.25% and 35.00%, respectively. There will be only one payment on the notes whether called or at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical total return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.

Lesser Performing Closing Level at Review Date	Lesser Performing Index Appreciation/ Depreciation at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Third Review Date	Total Return at Final Review Date (1)
1,980.00	80.00%	8.75%	17.50%	26.25%	35.00%
1,870.00	70.00%	8.75%	17.50%	26.25%	35.00%
1,760.00	60.00%	8.75%	17.50%	26.25%	35.00%
1,650.00	50.00%	8.75%	17.50%	26.25%	35.00%
1,540.00	40.00%	8.75%	17.50%	26.25%	35.00%
1,430.00	30.00%	8.75%	17.50%	26.25%	35.00%
1,320.00	20.00%	8.75%	17.50%	26.25%	35.00%
1,210.00	10.00%	8.75%	17.50%	26.25%	35.00%
1,100.00	0.00%	8.75%	17.50%	26.25%	35.00%
1,045.00	-5.00%	N/A	N/A	N/A	10.00%
990.00	-10.00%	N/A	N/A	N/A	10.00%
935.00	-15.00%	N/A	N/A	N/A	10.00%
880.00	-20.00%	N/A	N/A	N/A	10.00%
825.00	-25.00%	N/A	N/A	N/A	10.00%
770.00	-30.00%	N/A	N/A	N/A	10.00%
769.89	-30.01%	N/A	N/A	N/A	-30.01%
660.00	-40.00%	N/A	N/A	N/A	-40.00%
550.00	-50.00%	N/A	N/A	N/A	-50.00%
440.00	-60.00%	N/A	N/A	N/A	-60.00%
330.00	-70.00%	N/A	N/A	N/A	-70.00%
220.00	-80.00%	N/A	N/A	N/A	-80.00%
110.00	-90.00%	N/A	N/A	N/A	-90.00%
0.00	-100.00%	N/A	N/A	N/A	-100.00%

(1)	If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount of 30%, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

The following examples illustrate how the payment on the notes in different hypothetical scenarios is calculated.

Example 1: The closing level of the Lesser Performing Index increases from the Initial Index Level of 1,100 to a closing level of 1,210 on the first Review Date. Because the closing level of the Lesser Performing Index on the first Review Date of 1,210 is greater than the corresponding Call Level of 1,100, the notes are automatically called, and the investor receives a single payment of $1,087.50 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,100 to a closing level of 1,045 on the first Review Date, 880 on the second Review Date and 770 on the third Review Date and increases to a closing level of 1,320 on the final Review Date. Because the closing level of the Lesser Performing Index on each of the first, second and third Review Dates (1,045, 880 and 770) is less than the corresponding Call Level of 1,100, the notes are not automatically called on these Review Dates. However, because the closing level of the Lesser Performing Index on the final Review Date of 1,320 is greater than the corresponding Call Level of 1,100, the notes are automatically called on the final Review Date, and the investor receives a single payment of $1,350 per $1,000 principal amount note on the Maturity Date. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-6

Example 3: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,100 to a closing level of 660 on the first Review Date, 770 on the second Review Date, 935 on the third Review Date and 880 on the final Review Date. Because (a) the closing level of the Lesser Performing Index on each of the Review Dates (660, 770, 935 and 880) is less than the corresponding Call Level of 1,100 and (b) the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level by up to the Buffer Amount of 30%, the notes are not automatically called and the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100

Example 4: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,100 to a closing level of 880 on the first Review Date, 770 on the second Review Date, 660 on the third Review Date and 550 on the final Review Date. Because (a) the closing level of the Lesser Performing Index on each of the Review Dates (880, 770, 660 and 550) is less than the corresponding Call Level of 1,100 and (b) the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level by more than the Buffer Amount of 30%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-7

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 2, 2009 through December 19, 2014. The closing level of the S&P 500® Index on December 19, 2014 was 2,070.65. The closing level of the Russell 2000® Index on December 19, 2014 was 1,195.941.

We obtained the various closing levels of the Indices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on any Review Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your principal amount.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-8

time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-9

such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments — Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-10